UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 29, 2011
American Superconductor Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19672	04-2959321

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

64 Jackson Road, Devens, Massachusetts	01434

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (978) 842-3000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 29, 2011, American Superconductor Corporation, a Delaware corporation (the “Company”), entered into an amendment agreement (the “Amendment”), by and among the Company and the shareholders (the “Shareholders”) of The Switch Engineering Oy, a limited liability company incorporated and existing under the laws of Finland (“The Switch”), amending that certain share purchase agreement dated March 12, 2011 by and among the Company and the Shareholders (the “Share Purchase Agreement”).
Pursuant to the Amendment, the Company agreed, upon the satisfaction or waiver of the conditions in the Share Purchase Agreement, as amended by the Amendment, to acquire all of the outstanding shares of The Switch for an aggregate purchase price of (i) €190.0 million, payable as follows: (1) €14.25 million in cash in the form of an advance payment (the “Advance Payment”), which was paid by the Company on June 29, 2011, (2) €118.75 million in cash at the closing and (3) the issuance at the closing of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), with a value of €57.0 million based on the average closing price of the Common Stock during the 20 trading days preceding the second business day prior to the closing and the USD/EUR exchange rate on the second business day prior to the closing, and (ii) in the event closing occurs after September 1, 2011, interest at an annual rate of 4% on €118.75 million, accruing from September 1, 2011 until the closing date (inclusive), payable in cash at the closing. In the event that the total number of shares of Common Stock issuable to the Shareholders would exceed 19.9% of the total number of shares of Common Stock outstanding prior to such issuance, in lieu of the issuance of such excess shares, the Company agreed to pay additional cash at the closing to the Minor Sellers (as defined in the Share Purchase Agreement) and issue to the remaining Shareholders unsecured promissory notes for such excess amount, which notes shall be payable on the first business day after the first anniversary of the closing date.
Pursuant to the Amendment, the parties agreed that the escrow would terminate on June 10, 2012 rather than twelve months after the closing date. The parties also agreed that the closing would take place on the tenth business day after the date on which the Company informs the Shareholders that a financing resulting in post-acquisition net cash available to the Company of at least $100 million has been completed, provided that all other closing conditions have been satisfied or waived. In addition, pursuant to the Amendment, the parties agreed that the Advance Payment shall constitute a termination fee payable to the Shareholders in the event the Share Purchase Agreement, as amended by the Amendment, is terminated should the closing not take place on or before September 30, 2011 (subject to extension for up to two one-month periods, as described in Section 6.6), or 10 business days thereafter in the case of a breach and/or failure to remedy by the Shareholders under Section 6.3.1, (i) by the Shareholders pursuant to Section 6.6(i), or (ii) the Company pursuant to Section 6.6(ii) (which, in the case of Sections 6.6(i) and 6.6(ii), includes upon the occurrence of a Failed Financing Event (as defined in the Amendment) and, in the case of Section 6.6(ii), upon the occurrence of a Material Adverse Effect (as defined in the Share Purchase Agreement)). Upon any such termination and retention by the Shareholders of the Advance Payment, the parties shall have no right to make any further claims against each other.
Simultaneously with the Amendment, the Company, entered into a amended and restated stockholders agreement (the “Amended and Restated Stockholders Agreement”), by and among the Company and specified shareholders (the “Stockholders”) of The Switch, amending and restating that certain stockholders agreement, dated March 12, 2011, among the Company and the Stockholders, the form of which is attached as Exhibit 1 to the Amendment.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 above with respect to the offer and issuance of shares of Common Stock to the shareholders of The Switch pursuant to the Share Purchase Agreement, as amended by the Amendment, is incorporated herein by reference.
The shares of Common Stock that may be issued to the shareholders of The Switch upon the satisfaction of the closing conditions set forth in the Agreement are expected to be issued in reliance on the exemptions from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”) set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering and Regulation S under the Securities Act relating to sales that occur outside the United States.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1	Amendment Agreement, dated June 29, 2011, by and among the Company and the shareholders of The Switch Engineering Oy. The Schedules to the Amendment Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of such schedules to the U.S. Securities and Exchange Commission upon request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2011	AMERICAN SUPERCONDUCTOR CORPORATION

	By:	/s/ Daniel P. McGahn

		Name:	Daniel P. McGahn
		Title:	Chief Executive Officer

EXHIBIT INDEX
10.1	Amendment Agreement, dated June 29, 2011, by and among the Company and the shareholders of The Switch Engineering Oy. The Schedules to the Amendment Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of such schedules to the U.S. Securities and Exchange Commission upon request.